Sheet1

CMA Money Fund
File Number: 811-2752
CIK Number: 215457
For the Period Ending: 3/31/2002

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the year ended March 31, 2002.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

04/11/2001	$ 50,000	Federal Home Loan Bank	5.500%	01/21/2003
04/24/2001	18,836	Federal National Mtg. Assoc.	5.100	05/10/2001
05/10/2001	50,000	Federal National Mtg. Assoc.	4.100	04/05/2002
05/10/2001	39,894	Federal Home Loan Mtg.	4.110	04/25/2002
08/06/2001	344,213	Federal National Mtg. Assoc.	3.900	08/16/2001

Last Updated on 05/28/2002
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